Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated 10 September, 2007 relating to the financial statements of Pipe Wranglers Limited Partnership, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Edmonton, Alberta, Canada

October 16, 2007